                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
 Section 30(f) of the Investment Company Act of 1940 (Print or Type Responses)

{Print or Type Responses)
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

1. Name and Address of Reporting Person*            2. Issuer Name and Ticker or Trading Symbol

                                                                    eUniverse, Inc. (EUNI)
Mosher             Daniel             Laurence

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(Last)            (First)            (Middle)       3.  IRS or Social         4.  Statement for
                  -------------------------------       Security Number of        Month/Year
                                                        Reporting Person
                                                        (Voluntary)               December 2000
Webvan Group, Inc.
310 Lakeside Drive
-------------------------------------------------                          ----------------------
                  (Street)                                                    5.  If Amendment,
                   ------------------------------                                 Date of Original
                                                                                  (Month/Year)

Foster City       CA                   94404
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 (City)           (State)              (Zip)



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6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

    X    Director              10% Owner
   ---                     ---

         Officer (give         Other (specify
   ---            title    ---        below)
                  below)
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    X Form filed by One Reporting Person
   ---
      Form filed by More than One Reporting Person
   ---


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                           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security      2. Trans-    3. Trans-    4. Securities Acquired (A)   5. Amount of      6. Owner-    7. Nature
   (Instr. 3)                action        action       or Disposed of (D)           Securities        ship         of In-
                             Date          Code         (Instr. 3, 4 and 5)          Beneficially      Form:        direct
                                          (Instr. 8)                                 Owned at          Direct       Bene-
                             (Month/    ---------------------------------------      End of            (D) or       ficial
                             Day/                                                    Month             Indirect     Owner-
                             Year)                               (A) or              (Instr. 3         (I)          ship
                                        Code    V      Amount    (D)     Price       and 4)            (Instr. 4)   (Instr. 4)
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
Common Stock, $.001
par value                    12/7/00     P      V      2,500       A     $1.79        2,500            D
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

Reminder: Report on a separate line for each class of
securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person,                 (Over)
see Instruction 4(b)(v).                                         SEC 1474 (7-96)

FORM 4 (CONTINUED)                TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative Security   2. Conver-    3. Trans-    4. Transac-      5. Number of Deriv-
 (Instr. 3)                          sion or       action       tion Code        ative Securities Ac
                                     Exercise      Date         (Instr. 8)       quired (A) or
                                     Price of      (Month/                       Disposed of (D)
                                     Deriv-        Day/                          (Instr. 3, 4, and 5)
                                     ative         Year)
                                     Security


                                                             ----------------------------------------
                                                              Code    V          (A)        (D)
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





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
6. Date Exer-           7. Title and Amount of     8. Price      9. Number        10. Owner-      11. Na-
   cisable and Ex-         Underlying Securities      of            of Deriv-         ship            ture
   piration Date           (Instr. 3 and 4)           Deriv-        ative             Form            of In-
   (Month/Day/                                        ative         Secur-            of De-          direct
   Year)                                              Secur-        ities             rivative        Bene-
                                                      ity           Bene-             Secu-           ficial
                                                      (Instr.       ficially          rity:           Own-
                                                       5)           Owned             Direct          ership
                                                                    at End            (D) or          (Instr. 4)
                                                                    of                Indi-
                                                                    Month             rect (I)
                                                                    (Instr. 4)        (Instr. 4)
------------------------------------------------
   Date      Expira-                  Amount or
   Exer-     tion                     Number of
   cisable   Date          Title      Shares
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

/s/ Daniel Lawrence Mosher                  1/3/01
--------------------------------------     --------
   ** Signature of Reporting Person          Date